UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    November 8, 2020

TELOS CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-08443	52-0880974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of principle executive offices)	(Zip Code)

(703) 724-3800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:  None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ⌧

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      □

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to Board of Directors

 On November 8, 2020, Lieutenant General Bruce R. Harris (USA, Ret.) informed the Company that he is resigning from the Board of Directors of the Company (the “Board”), effective November 8, 2020. Lt. Gen. Harris’s departure is not due to a disagreement with the Company, the Board, or management on any matter relating to the Company’s operations, policies, or practices. On November 8, 2020, the Board appointed Mr. Fredrick Schaufeld to the Board to serve until the next annual meeting of the stockholders of the Company. Mr. Schaufeld will serve on the Management Development and Compensation Committee.A copy of the press release announcing Lt. Gen. Harris’s departure and Mr. Schaufeld’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

 On November 8, 2020, Robert J. Marino informed the Company that he is resigning from the Board contingent upon the consummation of the Company’s contemplated initial public offering (“IPO”) and effective as of the closing of such IPO. Mr. Marino’s departure is not due to a disagreement with the Company, the Board, or management on any matter relating to the Company’s operations, policies, or practices.

Adoption of Annual Cash Incentive Plan

 On November 5, 2020, the Compensation Committee of the Board approved, and on November 8, 2020, the Board reviewed and adopted an Annual Cash Incentive Plan (“AIP”) for 2021, a copy of which is attached to this Current Report on form 8-K as Exhibit 99.2 and is incorporated herein by reference.

 The Company’s senior officers are eligible for incentive cash bonus awards under the AIP. The purpose of the AIP is to provide each senior executive officer the opportunity annually to earn a cash bonus as an incentive to put forth maximum efforts for both our short-term and long-term success and to drive achievement of the Company’s long-term growth and profitability objectives. The AIP is based upon one or more financial performance targets as determined by the Compensation Committee on an annual basis. Awards under the AIP are an integral component of compensation that link and reinforce executive decision-making and performance with the annual objectives of the Company. The AIP is administered by the Compensation Committee, and determinations by the Compensation Committee are final, conclusive and binding on all parties. The Compensation Committee has the discretion to determine the appropriate performance targets, the amount of the awards, and the leverage features described below. The amount of the awards, performance targets, and leverage features generally are established in writing prior to or during the first quarter of each year.

 The amounts of the potential AIP awards to the Company’s senior executives range from 40% to a maximum of 100% of the annual salaries of the various senior executives (with the CEO set at 100% of his annual salary and all other senior officers set at lower percentages of each of their salaries), subject to leveraging in accordance with an AIP Award Leverage Schedule. The amount of leverage ranges from a low of 0% (in the event performance falls below 100% of the performance target), in which case no AIP award would be earned, to a high of 200% (in the event performance is achieved equal to or higher than 120% of the performance target), with the performance at target set to a leverage amount of 100% of the senior officer’s potential AIP award. The performance targets are subject to equitable adjustment, in the discretion of the Compensation Committee, in the event of significant transactions such as corporate acquisitions or dispositions. The AIP and the annual cash incentives potentially payable under it for the Company’s senior officers are generally competitive with similar annual incentive compensation earned by senior executives at our peer companies, as evaluated by the Company’s independent executive compensation advisor and reported to the Compensation Committee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 12, 2020
99.2	Annual Cash Incentive Plan for 2021

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 12, 2020

TELOS CORPORATION
By:	/s/ Michele Nakazawa
Michele Nakazawa
Chief Financial Officer